Filed Pursuant to Rule 424(b)(3)
Registration No. 333-157770

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement together with the accompanying prospectus is not an offer to sell securities and is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 13, 2009.

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 13, 2009)

22,252,667 Common Shares

This prospectus supplement relates to 22,252,667 common shares of MF Global Ltd. that are owned by the selling shareholder, Man Group UK Limited, a subsidiary of Man Group plc. The common shares covered by this prospectus supplement will be offered and sold by Nomura Securities International, Inc., as agent for Nomura International plc, in connection with a variable forward sale agreement to be entered into between Nomura International plc and the selling shareholder.

Pursuant to the variable forward sale agreement, the selling shareholder will sell, subject to the terms and conditions of the variable forward sale agreement, up to 22,252,667 common shares of MF Global Ltd. to Nomura International plc. The maximum number of common shares actually deliverable by the selling shareholder to Nomura International plc under the variable forward sale agreement will depend on the ability of Nomura International plc to sell common shares for the purpose of establishing its initial hedge position as described below, but will not exceed the 22,252,667 common shares to which this prospectus supplement relates. The forward price per common share under the variable forward sale agreement will be equal to the volume-weighted average execution price per common share at which Nomura International plc establishes its initial hedge position, subject to any limit price notified by the selling shareholder to Nomura International plc from time to time in its sole discretion. Under the terms of the variable forward sale agreement, the selling shareholder will transfer 22,252,667 common shares to Nomura International plc on or before the third business day following execution of the variable forward sale agreement, subject to the obligation by Nomura International plc to return common shares to the selling shareholder to the extent such common shares exceed the maximum number of common shares actually deliverable by the selling shareholder to Nomura International plc under the variable forward sale agreement. The common shares will be transferred by the selling shareholder as collateral to secure its obligation to deliver common shares to Nomura International plc upon settlement of the variable forward sale agreement.

We understand that Nomura International plc will hedge its exposure with respect to the variable forward sale agreement by short selling common shares it will receive as collateral from the selling shareholder as follows. Immediately after entering into the variable forward sale agreement, Nomura Securities International, Inc., as agent for Nomura International plc, will attempt to sell the number of common shares Nomura International plc deems necessary to establish its desired initial hedge position with regard to up to 22,252,667 common shares and will thereafter execute a series of additional sales and purchases, in offsetting amounts in the aggregate, but in a manner designed to avoid the matching or crossing of such sales and purchases. This prospectus supplement and the accompanying prospectus will be delivered in conjunction with such initial sales and additional sales until the maximum number of common shares deliverable by the selling shareholder to Nomura International plc under the variable forward sale agreement have been sold. Subsequent to the sale of such maximum number of common shares, Nomura International plc may make additional sales and purchases of common shares as dynamic adjustments to its hedge position. Any such subsequent sales are not covered by this prospectus supplement.

The common shares may be offered and sold in block sales, by means of ordinary brokers’ transactions on the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise. The common shares will be sold at market prices prevailing at the time of sale or at prices otherwise negotiated. Nomura International plc anticipates that the initial sales will be made to a limited number of investors.

Neither we nor the selling shareholder will receive any proceeds directly from the sale of common shares hereunder. We are registering the common shares to satisfy certain registration rights of the selling shareholder.

Our common shares are currently listed on the New York Stock Exchange under the symbol “MF”. On August 12, 2009, the closing sale price of our common shares on the New York Stock Exchange was $6.65 per share.

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference, before you invest in our common shares.

See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 24 of our Annual Report on Form 10-K for the year ended March 31, 2009, which is incorporated herein by reference, to read about factors you should consider before buying any of our common shares.

Nomura Securities International, Inc., as agent for Nomura International plc, expects to deliver common shares, unless the parties agree otherwise, on the third business day that is also a trading day following any date on which sales are made against payment in New York, New York.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Global Coordinator

Nomura International

Prospectus Supplement dated                 , 2009

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN AS DESCRIBED UNDER “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE”, OR ANY FREE WRITING PROSPECTUS THAT WE PREPARE AND DISTRIBUTE. NEITHER WE NOR THE SELLING SHAREHOLDER HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR ANY FREE WRITING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY FREE WRITING PROSPECTUS MAY BE USED ONLY FOR THE PURPOSES FOR WHICH THEY HAVE BEEN PUBLISHED, AND NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY FREE WRITING PROSPECTUS. IF YOU RECEIVE ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATES ON THE COVER PAGES OF THESE DOCUMENTS. NO OFFER OF THESE SECURITIES IS BEING MADE IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of the common shares to and between residents and non-residents of Bermuda for exchange control purposes, provided that our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. In granting such consent, the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement or the accompanying prospectus.

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Prospectus Supplement

Prospectus

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus, which is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the terms of the offering of our common shares by Nomura Securities International, Inc., as agent for Nomura International plc, in connection with a variable forward sale agreement to be entered into between Nomura International plc and the selling shareholder. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement made in this prospectus supplement is inconsistent with a statement made in the accompanying prospectus or any previously filed documents incorporated by reference, the statements made in the accompanying prospectus or any previously filed documents incorporated by reference are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under “Where You Can Find More Information”.

In this prospectus supplement and the accompanying prospectus, references to “we”, “our” or “us” mean MF Global Ltd. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement or accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and accompanying prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or accompanying prospectus or incorporated by reference therein.

We incorporate by reference into this prospectus supplement the following documents or information filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed on June 10, 2009 (File No. 001-33590);

(2)	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed on August 7, 2009 (File No. 001-33590);

(3)	Current Report on Form 8-K, dated April 2, 2009 and filed on April 3, 2009 (File No. 001-33590);

(4)	Current Report on Form 8-K, dated August 7, 2009 and filed on August 7, 2009 (File No. 001-33590);

(5)	The description of our share capital contained in the Registration Statement on Form F-1 (File No. 333-143395), which description is incorporated by reference in our Registration Statement on Form 8-A, dated July 13, 2007 (File No. 001-33590), filed with the SEC under 12(b) of the Securities Exchange Act of 1934, and which description is amended by the description contained in the accompanying prospectus and any other subsequent amendments or reports for the purpose of updating that description;

(6)	Definitive Proxy Statement on Schedule 14A for the Annual General Meeting of Shareholders on August 13, 2009, filed on July 1, 2009 (File No. 001-33590); and

(7)	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and before the termination of the applicable offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 717 Fifth Avenue, New York, NY 10022, telephone 1-800-596-0523, email investorrelations@mfglobal.com.

SPECIAL NOTE REGARDING INCORPORATED

FINANCIAL STATEMENTS AND FINANCIAL DISCLOSURES

On August 7, 2009 we filed a Current Report on Form 8-K (the “August Current Report”) to retrospectively adjust portions of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed on June 10, 2009 (the “Annual Report”), in order to reflect our adoption, effective April 1, 2009, of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” and FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an Amendment of ARB No. 51”. You should read the August Current Report in conjunction with our Annual Report and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (the “Quarterly Report”) and our other filings, each of which is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus supplement statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. See “Forward-Looking Statements” on page 2 of our Annual Report and “Risk Factors” below for information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements.

MF GLOBAL LTD.

We are a leading intermediary offering customized solutions in global cash and derivatives markets. We provide execution and clearing services for exchange-traded and over-the-counter, or OTC, derivative products, as well as for certain products in the cash market. We provide our clients with access to many of the largest and fastest growing markets and products throughout the world.

As of March 31, 2009, we had more than 137,000 active clients worldwide and we currently have offices in Bermuda, Chicago, Dubai, Geneva, Hong Kong, London, Mumbai, New York, Paris, Singapore, Sydney, Taipei, Tokyo, and Toronto among others. We provide our clients with access to many of the largest and fastest growing markets and products throughout the world.

Our clients include institutions, hedge funds and other asset managers, as well as professional traders and private clients. We act as an intermediary principally for five types of products: fixed income, commodities, foreign exchange, equities and interest rate products, and support a retail products group.

We generally execute orders for our clients on an agency or matched-principal basis. When we execute for a client on an agency basis, we typically direct the order to an exchange or OTC market where it is matched with a corresponding order for execution. When we execute a client order on a matched-principal basis, we take the other side of the trade for our own account and relatively quickly (often within minutes and generally on the same trading day) enter into an offsetting trade with another party. We engage in matched-principal execution, which generally yields higher profit margins than agency execution, primarily in the OTC markets, but also in certain listed markets outside the United States.

Except for corporate hedging and investment management transactions, we enter into transactions for our own account generally in response to or in anticipation of client demand, primarily to facilitate the execution of existing client orders or in the expectation that future client orders will become available to fill the other side of the transaction, and not primarily for directional purposes.

We also act as a clearing firm for clients who execute trades in futures and options on exchanges where we are approved as a clearing member. These include all major derivatives exchanges in the U.S. and Europe as well as certain Asia/Pacific markets. We may act as the clearing firm for clients who use us to execute their orders, as well as for clients who use other executing brokers or execute their orders directly on the exchange. We also provide clearing services for a growing number of transactions executed in the OTC markets.

We derive revenues from four main sources: commissions from agency execution; commissions from clearing services; markups from principal transactions, primarily consisting of client trades executed on a matched-principal basis; and net interest income on (i) cash balances in our clients’ accounts, most of which are maintained by our clearing clients to meet margin requirements as well as (ii) interest related to our fixed income and principal transaction activities.

Our business model is global and product-driven, which allows us to centrally manage our resources while offering clients an expansive array of products across a broad range of markets and geographies. We operate and manage our business as a single operating segment. We do not manage our business by services or product lines, market types, geographic regions, client segments or any other exclusive category.

Our history dates back over 200 years ago to a brokerage business that was a founding member of some of the world’s first futures exchanges. After an initial public offering in July 2007, we separated from Man Group plc, our former parent, and became an independent public company with shares listed on the New York Stock Exchange. We seek to discover and capitalize on market opportunities for clients through our international network of offices and relationships, expansive product offerings, value-added product expertise and consistent, high-quality service.

Our principal executive offices are located at 717 Fifth Avenue, New York, New York 10022 and our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

THE OFFERING, THE VARIABLE FORWARD SALE AGREEMENT AND RELATED TRANSACTIONS

The selling shareholder has advised us that it is entering into a variable forward sale agreement with Nomura International plc. Pursuant to the variable forward sale agreement, the selling shareholder will sell, subject to the terms and conditions of the variable forward sale agreement, up to 22,252,667 of our common shares to Nomura International plc. The maximum number of common shares actually deliverable by the selling shareholder to Nomura International plc under the variable forward sale agreement will depend on the ability of Nomura International plc to sell common shares for the purpose of establishing its initial hedge position as described below, but will not exceed the 22,252,667 common shares to which this prospectus supplement relates. The forward price per common share under the variable forward sale agreement will be equal to the volume-weighted average execution price per common share at which Nomura International plc establishes its initial hedge position, subject to any limit price notified by the selling shareholder to Nomura International plc from time to time in its sole discretion. Under the terms of the variable forward sale agreement, the selling shareholder will transfer 22,252,667 common shares to Nomura International plc on or before the third business day following execution of the variable forward sale agreement, subject to the obligation by Nomura International plc to return common shares to the selling shareholder to the extent such common shares exceed the maximum number of common shares actually deliverable by the selling shareholder to Nomura International plc under the variable forward sale agreement. The common shares will be transferred by the selling shareholder as collateral to secure its obligation to deliver common shares to Nomura International plc upon settlement of the variable forward sale agreement. Settlement under such variable forward sale agreement will occur on various dates between                     , 2012 and                     , 2013.

We understand that Nomura International plc will hedge its exposure with respect to the variable forward sale agreement by short selling common shares it will receive as collateral from the selling shareholder as follows. Immediately after entering into the variable forward sale agreement, Nomura Securities International, Inc., as agent for Nomura International plc, will attempt to sell the number of common shares Nomura International plc deems necessary to establish its desired initial hedge position with regard to up to 22,252,667 common shares and will thereafter execute a series of additional sales and purchases, in offsetting amounts in the aggregate, but in a manner designed to avoid the matching or crossing of such sales and purchases. This prospectus supplement and the accompanying prospectus will be delivered in conjunction with such initial sales and additional sales until the maximum number of common shares deliverable by the selling shareholder to Nomura International plc under the variable forward sale agreement have been sold. Subsequent to the sale of such maximum number of common shares, Nomura International plc may make additional sales and purchases of common shares as dynamic adjustments to its hedge position. Any such subsequent sales are not covered by this prospectus supplement.

The common shares may be offered in block sales, by means of ordinary broker’s transactions on the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise. The common shares will be sold at market prices prevailing at the time of sale or at prices otherwise negotiated. Nomura International plc anticipates that the initial sales will be made to a limited number of investors.

RISK FACTORS

Investing in our common shares involves significant risks. Before you purchase any common shares, in addition to the other information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors described below, which includes risks incorporated by reference into this prospectus supplement.

Risks relating to our business

For a discussion on risks relating to our business, including those related to trends in trading volumes, interest rates or market liquidity, sources and uses of liquidity and capital, changes in our credit ratings and regulatory compliance and proceedings, see Item 1A under the caption “Risk Factors” in our Annual Report and our Quarterly Report as well as Item 7 and Item 2 under the caption “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report and Quarterly Report, respectively, and elsewhere, which are incorporated in this prospectus supplement by reference (and in any of our annual or quarterly reports for a subsequent fiscal year or fiscal quarter that we file with the SEC and that are so incorporated). See “Where You Can Find More Information” above for information about how to obtain a copy of these documents.

Risks relating to the offering and the related transactions

The offering may affect the market for our common shares for some period of time.

No prediction can be made about the effect, if any, of this offering and of the related transactions described in this prospectus supplement on the market price for our common shares. The offering will result in a substantial increase in the number of publicly floated common shares of MF Global Ltd., which could adversely affect prevailing market prices for our common shares.

Hedging and trading activity by Nomura International plc and its affiliates could affect the market price of our common shares.

It is expected that Nomura International plc and its affiliates will make additional sales and purchases of common shares as dynamic adjustments to its initial hedge position under the variable forward sale agreement with the selling shareholder. These hedging activities are expected to continue until final settlement under the variable forward sale agreement scheduled to occur between                      , 2012 and                      , 2013 and could affect the market price of our common shares. In addition, Nomura International plc or its affiliates may also trade our common shares and other financial instruments related to our common shares as part of their general broker-dealer and other businesses. We cannot predict the nature or extent of such activity or its effect on the market price of our common shares.

COMMON SHARES PRICE RANGE

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of our common shares, as reported by the New York Stock Exchange.

	High	Low
Fiscal 2008:
First Quarter	N/A	N/A
Second Quarter(1)	$29.49	$22.00
Third Quarter	32.20	25.02
Fourth Quarter	31.72	3.64

Fiscal 2009:
First Quarter	$15.19	$5.86
Second Quarter	8.75	3.38
Third Quarter	4.99	1.72
Fourth Quarter	4.89	2.02

Fiscal 2010:
First Quarter	$6.68	$4.13
Second Quarter (through August 12, 2009)	6.75	4.88

(1)	Figures for the second quarter of Fiscal 2008 are given for the period commencing July 19, 2007 (the date our shares began trading on the New York Stock Exchange).

As of August 12, 2009, there were approximately 26 holders of record, which does not reflect those common shares held beneficially or those shares held in “street” name. Accordingly, the number of beneficial owners of our common shares exceeds this number. On August 12, 2009, the last reported sales price for our common shares on the New York Stock Exchange was $6.65 per share.

USE OF PROCEEDS

All common shares being offered by this prospectus supplement will be sold by Nomura Securities International, Inc., as agent for Nomura International plc, in connection with the variable forward sale agreement to be entered into between Nomura International plc and the selling shareholder, Man Group UK Limited. See “Principal and Selling Shareholder”, “The Offering, The Variable Forward Sale Agreement and Related Transactions” and “Plan of Distribution”. We will not receive any proceeds from the sale of common shares covered by this prospectus supplement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of June 30, 2009. You should read this table in conjunction with the consolidated financial statements of the Company and accompanying notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

As of June 30, 2009
Actual
(unaudited) (in millions)
Cash and cash equivalents	$822.2

Borrowings:
Short-term borrowings	166.2
Long-term borrowings	698.3

Total borrowings	864.5

Preference shares, $1.00 par value per share; 200,000,000 authorized:
1,500,000 Series A Convertible, issued and outstanding, cumulative	96.2
1,500,000 Series B Convertible, issued and outstanding, non-cumulative	128.0

Shareholders’ equity:
Common shares, $1.00 par value per share; 1,000,000,000 shares authorized; 121,163,519 shares issued and outstanding	121.2
Additional paid-in capital	1,343.7
Accumulated other comprehensive income (net of tax)	(16.3)
Accumulated deficit	(216.6)
Treasury shares	(0.1)
Receivable from shareholder	(29.8)
Non-controlling interest	13.9

Total shareholders’ equity	1,215.9

Total capitalization	$2,304.6

SELECTED FINANCIAL DATA

The following tables present certain selected financial data for our business. These tables should be read in conjunction with our financial statements and related notes included in our Annual Report, our August Current Report and our Quarterly Report, as well as Item 7 and Item 2 of our Annual Report and Quarterly Report, respectively.

We derive the selected consolidated statement of operations for the three months ended June 30, 2009 and 2008 and our selected consolidated balance sheet data as of June 30, 2009 and 2008 from our unaudited consolidated financial statements that are included in our Quarterly Report and incorporated herein by reference. We derived the selected consolidated and combined statement of operations for fiscal 2009, fiscal 2008 and fiscal 2007 and our selected consolidated balance sheet data as of March 31, 2009 and 2008 from our consolidated and combined financial statements that are included in our August Current Report and incorporated herein by reference and which were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. We derived the consolidated and combined balance sheet data as of March 31, 2007 from our consolidated and combined financial statements, which are not incorporated herein by reference. We derived the summary combined statement of operations and balance sheet data for fiscal 2006 and fiscal 2005 from our audited combined financial statements, which are not incorporated herein by reference. Our consolidated and combined financial statements were prepared in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP. Our historical financial data are not necessarily indicative of our results for any future period. In management’s opinion the unaudited financial information presented below for the periods ended June 30, 2009 and 2008 has been prepared on substantially the same basis as the audited annual consolidated and combined financial statements and includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the unaudited consolidated and combined data.

	Three Months Ended June 30,		Year Ended March 31,
	2009	2008	2009	2008	2007	2006	2005
	(unaudited)
	(in millions, except share data)
Statement of Operations
Revenues:
Execution-only commissions	$79.3	$119.1	$381.1	$486.2	$386.5	$261.8	$237.7
Cleared commissions	259.5	374.2	1,261.3	1,528.6	1,280.0	865.6	687.0
Principal transactions	45.7	63.2	287.7	281.9	299.6	158.6	142.9
Interest income	112.2	345.8	872.3	3,669.0	4,090.4	1,388.1	669.2
Other	13.6	11.6	112.4	54.1	37.8	29.2	24.1

Total revenues	510.4	913.9	2,914.8	6,019.8	6,094.4	2,703.2	1,760.9
Interest and transaction-based expenses:
Interest expense	36.1	238.8	495.1	3,165.2	3,739.3	1,173.5	537.0
Execution and clearing fees	142.1	232.7	741.0	927.4	700.4	463.4	396.3
Sales commissions	60.6	67.7	252.0	291.0	275.9	119.8	105.8

Total interest and transaction-based expenses	238.8	539.2	1,488.1	4,383.6	4,715.6	1,756.7	1,039.1
Revenues, net of interest and transaction-based expenses	271.5	374.7	1,426.7	1,636.3	1,378.7	946.5	721.8

Expenses:
Employee compensation and benefits (excluding non-recurring IPO rewards)	172.7	210.7	796.2	896.7	834.7	595.7	415.3
Employee compensation related to non-recurring IPO awards	8.8	17.7	44.8	59.1	—	—	—
Communications and technology	27.2	32.4	122.6	118.7	102.2	72.2	62.2
Occupancy and equipment costs	9.7	10.3	44.8	35.6	29.8	24.5	14.9
Depreciation and amortization	13.6	14.2	57.8	54.8	46.8	28.2	23.3
Professional fees	20.0	31.0	90.4	74.6	50.1	26.7	19.8
General and other	38.3	15.5	100.6	108.3	77.3	46.4	50.5
PAAF legal settlement	—	—	—	76.8	—	—	—

	Three Months Ended June 30,		Year Ended March 31,
	2009	2008	2009	2008	2007	2006	2005
	(unaudited)
	(in millions, except share data)
Broker related loss	—	—	—	141.0	—	—	—
IPO-related costs	0.9	5.5	23.1	56.1	33.5	—	—
Impairment of intangible assets and goodwill	0.5	—	82.0	—	—	—	—
Refco integration costs	—	—	0.7	2.7	19.4	66.8	—

Total other expenses	291.7	337.2	1,363.1	1,624.6	1,193.9	860.5	586.1
Gains on exchange seats and shares	0.6	(0.6)	15.1	79.5	126.7	33.5	5.8
Net gain on settlement of legal proceeding	—	—	—	—	21.9	—	—
Loss on extinguishment of debt	9.7	—	—	18.3	—	—	—
Interest on borrowings	10.5	14.2	68.6	69.3	43.8	31.5	17.7

Income before provision for income taxes	(39.8)	22.6	9.9	3.6	289.7	88.0	123.8
Provision for income taxes	(14.4)	6.7	41.9	66.6	100.0	28.2	39.5
Equity in income/loss of unconsolidated companies (net of tax)	0.6	(0.9)	(16.2)	(1.7)	0.1	0.3	—

Net (loss)/income	(24.7)	14.9	(48.1)	(64.7)	189.7	60.1	84.2

Less: Net income/(loss) attributable to noncontrolling interest	0.4	0.6	1.0	4.9	1.7	0.3	—

Net (loss)/income attributable to MF Global Ltd.	$(25.2)	$14.4	$(49.1)	$(69.5)	$188.0	$59.8	$84.2

Weighted average number of basic shares issued and outstanding (1)	122,918,795	120,122,933	121,183,447	115,027,797	103,726,453
Weighted average number of diluted shares issued and outstanding (1)	122,918,795	121,995,205	121,183,447	115,027,797	103,726,453
Basic (loss)/earnings per share (2)	$(0.27)	$0.12	$(0.58)	$(0.60)	$1.81
Diluted (loss)/earnings per share (2)	$(0.27)	$0.12	$(0.58)	$(0.60)	$1.81
Dividends declared per share (3)			—	$0.01	$0.03

Balance Sheet Data

Total assets	$53,477.6	$44,265.2	$38,835.6	$49.254.9	$51,670.3	$34,314.6	$21,910.7
Long-term debt	698.3	650.0	938.0	—	594.6	617.9	517.0

(1)

The weighted average number of common shares outstanding for periods prior to the reorganization and separation of the Company, which occurred prior to our initial public offering, as described in our Annual Report, is calculated using the number of common shares outstanding immediately following the reorganization and separation.

(2)	Net earnings per share for fiscal 2007 is calculated by dividing historical net income by the weighted average number of common shares outstanding (basic and diluted) during fiscal 2007.
(3)

These dividends were paid to Man Group plc when we were wholly owned by Man Group plc and are not indicative of future dividends. We currently do not expect to pay any cash dividends on our common shares in the foreseeable future. Dividends declared per share is calculated by dividing dividends paid to Man Group plc by the number of common shares outstanding (basic) during fiscal 2008 and fiscal 2007.

PRINCIPAL AND SELLING SHAREHOLDER

The following table sets forth, as of the date of this prospectus supplement, the number of common shares owned by the selling shareholder and the maximum number of common shares covered by this prospectus supplement that will be offered and sold by Nomura Securities International, Inc., as agent for Nomura International plc, in connection with the variable forward sale agreement to be entered into between Nomura International plc and the selling shareholder as described under “The Offering, The Variable Forward Sale Agreement and Related Transactions”.

The selling shareholder had contractual rights to require us to file the registration statement of which this prospectus supplement and accompanying prospectus are a part. All other material relationships between us and the selling shareholder are described under the section “Certain Relationships and Related Transactions” in our Definitive Proxy Statement on Schedule 14A, which is incorporated herein by reference.

	Shares Beneficially Owned Prior to Offering		Shares Covered by this Prospectus Supplement	Shares Beneficially Owned After Offering(1)
Name and Address of Beneficial Owner	Shares	%		Shares	%
Man Group plc(2)	22,252,667	18.4%	22,252,667	22,252,667	18.4%

(1)

The selling shareholder may continue to be deemed the beneficial owner of our common shares covered by the variable forward sale agreement and this prospectus supplement until ultimate settlement of the variable forward sale agreement. The selling shareholder will not retain any power to vote, or to direct the voting of, such common shares pending ultimate settlement of the variable forward sale agreement, and all settlement provisions are designed to return cash, not common shares, to the selling shareholder. The selling shareholder has therefore advised us that it intends to disclaim beneficial ownership of all common shares subject to the variable forward sale agreement.

(2)

Man Group plc’s address is Sugar Quay, Lower Thames Street, London EC3R 6DU, United Kingdom. Man Group plc is the beneficial owner of all of the common shares being offered for sale pursuant to this prospectus supplement, all of which are owned of record by Man Group UK Limited, a subsidiary of Man Group plc. Beneficial ownership is determined in accordance with the rules of the SEC and the table above reflects publicly available information filed with the SEC by Man Group plc.

PLAN OF DISTRIBUTION

The selling shareholder has advised us that it is entering into a variable forward sale agreement with Nomura International plc. Pursuant to this variable forward sale agreement, the selling shareholder will sell, subject to the terms and conditions of the variable forward sale agreement, up to 22,252,667 common shares to Nomura International plc. The maximum number of common shares actually deliverable by the selling shareholder to Nomura International plc under the variable forward sale agreement will depend on the ability of Nomura International plc to sell common shares for the purpose of establishing its initial hedge position as described below, but will not exceed the 22,252,667 common shares to which this prospectus supplement relates. The forward price per common share under the variable forward sale agreement will be equal to the volume-weighted average execution price per common share at which Nomura International plc establishes its initial hedge position, subject to any limit price notified by the selling shareholder to Nomura International plc from time to time in its sole discretion. Under the terms of the variable forward sale agreement, the selling shareholder will transfer 22,252,667 common shares to Nomura International plc on or before the third business day following execution of the variable forward sale agreement, subject to the obligation by Nomura International plc to return common shares to the selling shareholder to the extent such common shares exceed the maximum number of common shares actually deliverable by the selling shareholder to Nomura International plc under the variable forward sale agreement. The common shares will be transferred by the selling shareholder as collateral to secure its obligation to deliver common shares to Nomura International plc upon settlement of the variable forward sale agreement. Settlement under the variable forward sale agreement will occur on various dates between                     , 2012 and                     , 2013.

We understand that Nomura International plc will hedge its exposure with respect to the variable forward sale agreement by short selling common shares it will receive as collateral from the selling shareholder as follows. Immediately after entering into the variable forward sale agreement, Nomura Securities International, Inc., as agent for Nomura International plc, will attempt to sell the number of common shares Nomura International plc deems necessary to establish its desired initial hedge position with regard to up to 22,252,667 common shares and will thereafter execute a series of additional sales and purchases, in offsetting amounts in the aggregate, but in a manner designed to avoid the matching or crossing of such sales and purchases. This prospectus supplement and the accompanying prospectus will be delivered in conjunction with such initial sales and additional sales until the maximum number of common shares deliverable by the selling shareholder to Nomura International plc under the variable forward sale agreement have been sold. In the aggregate, no more than 22,252,667 common shares will be delivered pursuant to sales to which this prospectus supplement relates.

The common shares may be offered in block sales, by means of ordinary broker’s transactions on the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise. The common shares will be sold at market prices prevailing at the time of sale or at prices otherwise negotiated. Nomura International plc anticipates that the initial sales will be made to a limited number of investors.

Settlement for sales of common shares will occur, unless the parties agree otherwise, on the third business day that is also a trading day following the date on which any sales were made against payment to Nomura Securities International, Inc.

In connection with the sale of the common shares to which this prospectus supplement relates, Nomura Securities International, Inc. and Nomura International plc may be deemed “underwriters” within the meaning of the Securities Act.

Furthermore, in connection with the variable forward sale described above, Nomura International plc will receive from Man Group UK Limited an arrangement fee equal to 2% of the product of the aggregate number of common shares sold under the variable forward sale agreement and the volume-weighted average execution price per common share at which Nomura International plc establishes its initial hedge position, which in turn is subject to a limit price specified in the variable forward sale arrangement.

We and the selling shareholder will agree to indemnify Nomura International plc or its affiliates, including Nomura Securities International, Inc., against certain liabilities, including liabilities under the Securities Act, and to contribute to payments Nomura International plc or its affiliates may be required to make in respect of those liabilities, to the extent set forth in an indemnity agreement to be entered into between us, the selling shareholder and Nomura International plc.

We estimate that the expenses we will incur in connection with this offering will be approximately $647,000.

MF Global Ltd. is a parent of a member, as defined in NASD Rule 2720, as a result of its ownership of MF Global Inc., which is a FINRA-member broker-dealer. MF Global Inc. will not be participating in this offering. This offering will be conducted in accordance with the applicable provisions of Rule 2720. Accordingly, no sales will be made by Nomura Securities International Inc. to any account over which discretionary authority is exercised without the prior specific written consent of the customer.

Hedging Transactions

Subsequent to the sale of a maximum of 22,252,667 common shares in connection with the establishment of its initial hedge position under the variable forward sale agreement with the selling shareholder, Nomura International plc may make additional sales and purchases of common shares as dynamic adjustments to its hedge position. Any such subsequent sales are not covered by this prospectus supplement.

Neither we nor Nomura International plc make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor Nomura International plc make any representation that Nomura International plc will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Stabilization

Nomura Securities International, Inc. will not engage in any transactions that stabilize the price for our common shares.

No Sales of Similar Securities

We have agreed, with certain exceptions, not to sell or transfer any common shares for 60 days after the date of this prospectus supplement without first obtaining the written consent of Nomura International plc. Specifically, we have agreed, with certain exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common shares;

•	sell any option or contract to purchase any common shares;

•	purchase any option or contract to sell any common shares;

•	grant any option, right or warrant to purchase or otherwise transfer or dispose of any common shares;

•	file a registration statement with respect to the foregoing bullets; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares, whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.

This lockup provision applies to our common shares and to securities convertible into or exchangeable or exercisable for our common shares.

This lockup provision, however, does not apply to (1) the filing of any universal shelf registration statement on Form S-3 in accordance with contemplated plans of the Company that have been previously approved by resolution of the board of directors of the Company, (2) any common shares issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (3) any common shares issued or options to purchase common shares or other awards granted pursuant to existing employee benefit plans of the Company, (4) any common shares issued pursuant to any non-employee director stock plan or dividend reinvestment plan, (5) issuances of up to 5% of the common shares outstanding at the time of the issuance as consideration or partial consideration for acquisitions of businesses, (6) any common shares (or, for the avoidance of doubt, any convertible preference shares, options, convertible debt or other rights to acquire common shares) to be issued to any existing or newly-formed subsidiary, holding company or affiliate, or to any securityholder in exchange for or on conversion of outstanding shares, options, convertible notes or other rights to acquire shares, in each case in connection with any scheme of arrangement, merger or other transaction undertaken in connection with, or for the purpose of effectuating, the redomestication of the Company, as well as the registration of any such securities with the SEC (it being understood and agreed that any surviving or continuing company, or any holding company, resulting from any such transaction also may issue common shares or preference shares, options, convertible notes or other rights to acquire common shares to any subsidiary, affiliate or securityholder in connection with any such transaction (and any outstanding securities convertible into or representing the right to acquire common shares may be modified so as to become convertible into or represent the right to acquire common shares of any such resulting company) and may register any such securities with the SEC) or (7) the grant of employment inducement awards in the form of options or other equity-based compensation as a material inducement to persons being hired by the Company; provided that Nomura International plc receives a signed lock-up agreement for the balance of the lock-up period from each such transferee or grantee under clauses (5) or (7) of this paragraph.

Other Relationships

Nomura International plc and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings and advisory services in the ordinary course of business with us or the selling shareholder. They have received or may receive customary fees and commissions for these transactions. In particular, Nomura International plc has engaged, and may continue to engage, in transactions with us in the ordinary course of our business as a provider of execution and clearing services in the futures, derivatives, foreign exchange and securities markets for which they or us received customary compensation.

Stamp Taxes

If you purchase common shares offered by this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price agreed with Nomura International plc.

Selling Restrictions

This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation by or on behalf of us, or by or on behalf of Nomura International plc, to subscribe for or purchase, any of the shares in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the shares in certain jurisdictions may be restricted by law. We and Nomura International plc require persons into whose possession this prospectus supplement and accompanying prospectus comes to inform themselves about and to observe any such restrictions.

United Kingdom

An invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) will only be communicated or caused to be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000

(Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement and accompanying prospectus relates has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) no offers of our common shares will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, offer of shares may be made to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication to any persons in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Nomura Securities International, Inc.’s address is Two World Financial Center, Building B, New York, New York 10281.

VALIDITY OF THE COMMON SHARES

The validity of the common shares offered hereby will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. We are also being advised as to certain legal matters by Sullivan & Cromwell LLP, New York, New York. Allen & Overy LLP, New York, New York, has provided legal advice to Nomura International plc and Nomura Securities International, Inc. in connection with this offering and the variable forward sale agreement. Clifford Chance US LLP, New York, New York, and Clifford Chance LLP, London, England have provided legal advice to the selling shareholder in connection with the variable forward sale agreement and related matters.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the August Current Report and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

22,252,667 Shares

Common Shares

This prospectus relates to 22,252,667 common shares of MF Global Ltd. that may be offered for sale from time to time by the selling shareholder, Man Group UK Limited, a subsidiary of Man Group plc. The selling shareholder may sell the shares in amounts, at prices and on terms that will be determined at the time of sale. The registration of these shares does not necessarily mean that any of the shares will be offered or sold by the selling shareholder.

Each time common shares are offered pursuant to this prospectus, you will, if necessary or required, be provided with a prospectus supplement attached to this prospectus. The prospectus supplement will contain more specific information about the offering, and may add, update or change information contained in this prospectus.

The selling shareholder may offer and sell common shares directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any of our common shares, the applicable commissions or discounts will, to the extent not set forth herein, be described in a prospectus supplement. See “Plan of Distribution” for a further description of the manner in which the selling shareholder may dispose of the shares covered by this prospectus.

The selling shareholder will receive all of the net proceeds from the sales of the common shares made pursuant to this prospectus and will pay all underwriting discounts and selling commissions, if any, applicable to those sales. We will not receive any proceeds from sales of any of these shares.

We are registering these shares to satisfy certain registration rights of the selling shareholder.

Our common shares are currently listed on the New York Stock Exchange under the symbol “MF”. The selling shareholder may periodically sell these shares directly or through agents, underwriters or dealers. On March 5, 2009, the closing sale price of our common shares on the New York Stock Exchange was $4.08 per share.

You should carefully read this prospectus and any applicable prospectus supplement, together with the documents incorporated by reference, before you invest in our common shares.

See “Risk Factors” beginning on page 5 of this prospectus, page 25 of our Annual Report on Form 10-K for the year ended March 31, 2008 and on page 80 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which are incorporated herein by reference, to read about factors you should consider before buying any of our common shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 13, 2009

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN AS DESCRIBED UNDER “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE”, OR ANY FREE WRITING PROSPECTUS THAT WE PREPARE AND DISTRIBUTE. NEITHER WE NOR THE SELLING SHAREHOLDER HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR ANY FREE WRITING PROSPECTUS. THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY FREE WRITING PROSPECTUS MAY BE USED ONLY FOR THE PURPOSES FOR WHICH THEY HAVE BEEN PUBLISHED, AND NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR ANY FREE WRITING PROSPECTUS. IF YOU RECEIVE ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE COVER PAGE OF THIS PROSPECTUS. NEITHER WE NOR THE SELLING SHAREHOLDER ARE MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of the common shares to and between residents and non-residents of Bermuda for exchange control purposes, provided that our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. In granting such consent, the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus or any accompanying prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, the selling shareholder may sell the securities described in this prospectus in one or more offerings. Each time the selling shareholder sells securities, if required we will provide a prospectus supplement together with this prospectus that will contain specific information about the terms of the offering. The accompanying prospectus supplement, if any, may also add, update or change information contained in this prospectus. If information varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in such accompanying prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information”.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended March 31, 2008, filed on June 13, 2008 (File No. 001-33590);

(2)	Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2008, September 30, 2008 and December 31, 2008, filed on August 13, 2008, November 12, 2008 and February 11, 2009, respectively (File No. 001-33590);

(3)	Current Report on Form 8-K, dated April 1, 2008 and filed on April 2, 2008 (File No. 001-33590);

(4)	Current Report on Form 8-K, dated May 20, 2008 and filed on May 23, 2008 (File No. 001-33590);

(5)	Current Report on Form 8-K, dated June 13, 2008 and filed on June 17, 2008 (File No. 001-33590);

(6)	Current Report on Form 8-K, dated June 20, 2008 and filed on June 26, 2008 (File No. 001-33590);

(7)	Current Report on Form 8-K, dated and filed on July 18, 2008 (File No. 001-33590);

(8)	Current Report on Form 8-K, dated July 29, 2008 and filed on July 30, 2008 (File No. 001-33590);

(9)	Current Report on Form 8-K, dated and filed on August 7, 2008 (File No. 001-33590);

(10)	Current Report on Form 8-K, dated August 7, 2008 and filed on August 13, 2008 (File No. 001-33590);

(11)	Current Report on Form 8-K, dated September 10, 2008 and filed on September 11, 2008 (File No. 001-33590);

(12)	Current Report on Form 8-K, dated October 28, 2008 and filed on October 29, 2008 (File No. 001-33590);

(13)	Current Report on Form 8-K, dated October 23, 2008 and filed on October 29, 2008 (File No. 001-33590);

(14)	Current Report on Form 8-K, dated December 12, 2008 and filed on December 18, 2008 (File No. 001-33590);

(15)	Current Report on Form 8-K, dated January 26, 2009 and filed on January 30, 2009 (File No. 001-33590);

(16)	The description of our share capital contained in the Registration Statement on Form F-1 (File No. 333-143395), as amended, which description is incorporated by reference in our Registration Statement on Form 8-A, dated July 13, 2007 (File No. 001-33590), filed with the SEC under 12(b) of the Securities Exchange Act of 1934, and which description is amended by the description contained in this prospectus;

(17)	Definitive Proxy Statement on Schedule 14A for the Annual General Meeting of Shareholders on July 28, 2008 and filed on June 17, 2008 (File No. 001-33590); and

(18)	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the applicable offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 717 5th Avenue, New York, NY 10022, telephone 1-800-596-0523, email investorrelations@mfglobal.com.

When we refer to “we”, “our” or “us” in this prospectus we mean MF Global Ltd. and its consolidated subsidiaries.

In addition, “Man Group” refers to Man Group plc, a U.K. public limited company, and its subsidiaries.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. See “Risk Factors” below for information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements.

MF GLOBAL LTD.

We believe we are the leading intermediary offering customized solutions in global cash, derivatives and related markets. We provide our clients with fast, cost-effective trade execution and clearing services for derivative and cash products across a broad range of markets, including interest rates, equities, foreign exchange, energy and metals as well as agricultural and other commodities, throughout most of the world’s major financial centers. We provide our clients with market access through our brokers, relationships with introducing brokers and online trading platforms. Our clients include institutions, hedge funds and other asset managers, as well as professional traders and private clients. We have offices in New York, London, Chicago, Paris, Mumbai, Singapore, Sydney, Toronto, Tokyo, Hong Kong, Taipei, Dubai, and other locations.

Our business is based on a diversified yet fully integrated business model that allows us to offer a variety of products across a broad range of markets, geographic regions and clients and through multiple distribution channels. We operate and manage our business as a single operating segment. We do not manage our business by services or product lines, market types, geographic regions, client segments or any other exclusive category. We derive revenues from four main sources: commissions from agency execution; commissions from clearing services; markups from principal transactions, primarily consisting of client trades executed on a matched-principal basis; and net interest income. We derive net interest income on cash balances in our clients’ accounts, most of which are maintained by our clearing clients to meet margin requirements, as well as interest related to our fixed income and principal transactions activities.

Our principal executive offices are located at 717 Fifth Avenue, New York, New York 10022 and our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

RISK FACTORS

Before you invest in any common shares, in addition to the other information in this prospectus, you should carefully consider the risk factors contained in Item 1(A) under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, which are incorporated in this prospectus by reference (and in any of our annual or quarterly reports for a subsequent fiscal year or fiscal quarter that we file with the SEC and that are so incorporated). See “Available Information” above for information about how to obtain a copy of these documents.

DESCRIPTION OF SHARE CAPITAL

The following descriptions are summaries of the material terms of our certificate of incorporation, memorandum of association and bye-laws, which we refer to in this prospectus as our “by-laws”. They may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation, memorandum of association and by-laws, copies of which are filed with the SEC. The following descriptions are qualified in their entirety by reference to the certificate of incorporation, memorandum of association, by-laws and certain applicable law.

General

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 39998. We were incorporated on May 3, 2007 under the name MF Global Ltd.

Authorized Share Capital

Our authorized share capital consists of 1,000,000,000 common shares, $1.00 par value per share, and 200,000,000 preference shares, $1.00 par value per share.

Common Shares

As of January 31, 2009, we had 120,666,519 common shares outstanding. Of the 1,000,000,000 authorized common shares, we have agreed to reserve 24,000,000 for issuance under the 2007 Long Term Incentive Plan and 1,200,000 for issuance under the MF Global Ltd. Employee Stock Purchase Plan and our U.K. Sharesave Plan. Pursuant to an investment agreement with an affiliate of J.C. Flowers & Co. LLC (“JC Flowers”), until the date on which all of our series A preference shares, par value $1.00 per share (the “Series A Preference Shares”) are converted into common shares, we have agreed that we will at all times have reserved for issuance a sufficient number of shares of authorized and unissued common shares to effectuate the conversion of the Series A Preference Shares without regard to any limit on such conversion. In addition, we will at all times have reserved for issuance a sufficient number of authorized and unissued common shares to effectuate the conversion of our series B preference shares, par value $1.00 per share (the “Series B Preference Shares”), and our 9.00% convertible notes due 2038 (the “Notes”), both of which are convertible into our common shares. As of January 31, 2009, our Series A Preference Shares, Series B Preference Shares and Notes may be converted, at any time, into a total of approximately 46.4 million common shares. Accordingly, common shares issued upon conversion of our Series A Preference Shares, Series B Preference Shares or Notes may cause immediate and potentially substantial dilution to our shareholders. For a description of the terms of our Series A Preference Shares, Series B Preference Shares and Notes, including the manner in which the conversion rates for each of these securities may be adjusted, see below under “Preference Shares — Series A Preference Shares” and “— Series B Preference Shares” and, with respect to our Notes, see our Current Report on 8-K dated June 20, 2008 and filed on June 26, 2008, which is incorporated herein by reference.

Our common shares carry the following rights:

•

Voting. Each holder of common shares is entitled to one vote for each common share owned of record on all matters submitted to a vote of our shareholders. Except as otherwise required by law, holders of common shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. There are no cumulative voting rights with respect to the election of directors or any other matters. Our board of directors has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) requiring that directors be elected by a majority of votes cast in uncontested elections. Please see “Bermuda Law and our By-Laws – Board of Directors” for additional information concerning the election of directors.

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Dividends and distributions. The holders of common shares have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors, from legally available funds.

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Liquidation, dissolution or winding-up. In the event of our liquidation, dissolution or winding-up, holders of common shares are entitled to share equally in the assets available for distribution after payment of all creditors and the liquidation preferences of our preference shares (if any).

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Restrictions on transfer. Neither our memorandum of association, nor our by-laws contains any restrictions on the transfer of our common shares (other than any shares subject to calls as described below). In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.

•	Redemption, conversion or preemptive rights. Holders of our common shares have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities.

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Other Provisions. There are no redemption provisions or sinking fund provisions applicable to our common shares. Our common shares are, however, subject to calls only to the extent that they are not fully paid for upon their issuance. That is, if our common shares are issued for consideration that is less than the purchase price, our board of directors may, from time to time, make calls upon the holders of such shares to pay us any unpaid amounts on such shares. We do not anticipate issuing any common shares subject to calls.

The rights, preferences, and privileges of the holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of any series of preference shares that we may designate and issue in the future.

Preference Shares

As of January 31, 2009, we have 1,500,000 Series A Preference Shares issued and outstanding and 1,500,000 Series B Preference Shares issued and outstanding. Our board of directors is authorized to divide the preference shares into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power of the holders of common shares and which could have certain anti-takeover effects.

Series A Preference Shares

The rights, preferences and privileges of the Series A Preference Shares are set forth in the form of Certificate of Designations of Cumulative Convertible Preference Shares, Series A, which is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

The Series A Preference Shares may be converted, at the Series A shareholders’ option, at any time into common shares, at the rate of eight common shares per Series A Share. We have the right to cause some or all of the Series A Preference Shares to be converted into common shares at any time after May 15, 2013, if, for any 20 trading days within a period of 30 trading days, the closing price of the common shares exceeds 125% of the conversion price, provided that the common shares issued upon conversion are freely tradeable and may be immediately resold by the Series A shareholder. The Series A Preference Shares are initially convertible into common shares at a rate of $12.50 per common share. The conversion rate is subject to adjustment upon certain dilution events. In connection with any conversion, the Series A shareholders will be entitled to receive any accumulated, unpaid dividends.

Dividends on the Series A Preference Shares are payable quarterly, in cash, on a cumulative basis, if, as and when declared by our board of directors out of legally available funds, commencing with the dividend period relating to the dividend payment date on August 15, 2008, at an annual rate of 6% of the liquidation preference of the Series A Preference Shares. Holders of the Series A Preference Shares will also be entitled to participate in any dividends (other than dividends in common shares) paid on the common shares, on an as-converted basis. Dividends that are not declared and paid accumulate and accrue dividends at the annual rate of 6%. The initial dividend rate on the Series A Preference Shares was increased from the original rate of 6% to 10.725%. We may pay unpaid and accumulated dividends in the form of cash or common shares (valued at 95% of volume-weighted average price over 10 trading days), at our option. We are prohibited from paying any dividend with respect to our common shares and from repurchasing or redeeming our common shares or other junior securities, subject to certain exceptions, unless full accumulated dividends are paid on the Series A Preference Shares.

The Series A Preference Shares are not redeemable by holders of the Series A Preference Shares. Holders of the Series A Preference Shares are entitled to vote with the common shareholders on all matters submitted to a vote of the common shareholders, which includes the right to vote for the election of directors at any annual meeting, voting together with the common shareholders as a single class, on an as-converted basis. Holders of the Series A Preference Shares are also entitled to vote, to the exclusion of the common shareholders and the holders of the Series B Preference Shares, on certain matters that affect the rights and privileges of the Series A Preference Shares. Holders of the Series A Preference Shares have the right, together with other parity securities having similar voting rights including the Series B Preference Shares, to elect two directors if dividends have not been paid in full for six quarterly dividend periods, whether consecutive or not.

In the event of our liquidation, dissolution or winding up, the holders of the Series A Preference Shares will have the right to receive a liquidation distribution out of any assets available for distribution after payments to creditors, and before any distribution in respect of our common shares, in an amount equal to the greater of (1) the liquidation preference amount ($100 per share plus accumulated and unpaid dividends) and (2) the amount they would receive if they had converted their Series A Preference Shares into common shares prior to liquidation.

Series B Preference Shares

The rights, preferences and privileges of the Series B Preference Shares are set forth in the form of Certificate of Designations of Non-Cumulative Convertible Preference Shares, Series B, which is filed as an exhibit to our Current Report on Form 8-K, dated June 20, 2008, and filed on June 26, 2008.

We pay dividends on the Series B Preference Shares, when, as and if declared by our board of directors, quarterly in arrears at a rate of 9.75% per year. Dividends on the Series B Preference Shares are not cumulative and may be paid in cash, common shares or both. The Series B Preference Shares are convertible, at the holder’s option, at any time, initially into 9.5694 of our common shares based on an initial conversion price of approximately $10.45 per share, subject in each case to specified adjustments. The conversion rate will also be adjusted upon the occurrence of certain make-whole acquisition transactions and other events. On or after July 1, 2018, if the closing price of our common shares exceeds 250% of the then-prevailing conversion price of the Series B Preference Shares for 20 trading days during any consecutive 30 trading day period, we may, at our option, cause the Series B Preference Shares to be automatically converted into common shares at the then-prevailing conversion price.

The Series B Preference Shares rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution: (i) senior to all of our common shares and any of our other share capital issued in the future the terms of which expressly provide that it ranks junior to the Series B Preference Shares; (ii) on a parity with our Series A Preference Shares, and with any of our preference share capital issued in the future, the terms of which do not expressly provide that it will rank junior or senior to the Series B Preference Shares; and

(iii) junior to all of our share capital issued in the future, the terms of which expressly provide that such shares will rank senior to the Series B Preference Shares (subject to certain approval rights of the holders of the Series B Preference Shares).

The Series B Preference Shares have special veto rights that will, in certain circumstances, prohibit us from issuing or repurchasing our common shares without first obtaining the prior written consent of the holders of two-thirds of the outstanding Series B Preference Shares.

Bermuda Law and Our By-Laws

We are an exempted company organized under the Bermuda Companies Act 1981, as amended (the “Companies Act”). The rights of our shareholders are governed by Bermuda law and our memorandum of association and by-laws. The Companies Act differs in some important respects from laws generally applicable to U.S. corporations and their shareholders. The following is a summary of material provisions of Bermuda law, our organizational documents and, where applicable, comparison of Bermuda law to similar provisions of the corporate law of the State of Delaware, which applies to many U.S. corporations.

The description of our common shares is subject to the matters described in the following paragraphs.

Board of Directors

The number of directors that comprise our board of directors is determined only by our board of directors. The board of directors may change the number of directors from time to time, subject to a minimum of three and a maximum of 15 directors. Our board of directors currently has eight members. Our by-laws do not specify a mandatory retirement age for our directors, but our Corporate Governance Guidelines provide that it is expected that any director reaching the age of 72 shall retire after completing the term to which he or she was elected. Our board of directors may, on a case-by-case basis, determine that a director may serve beyond the age of 72. Furthermore, our board of directors may consider candidates who are older than the age of 72 in the event of unique circumstances or needs of our board of directors.

The board of directors has the exclusive power to nominate those directors who will stand for election. Our shareholders will be entitled to propose to our Nominating and Corporate Governance Committee those directors (if any) whom they wish to nominate for election, but the committee is not bound to act on any such recommendations. Under our by-laws, persons nominated by the board of directors may then be elected as directors by a plurality of shareholder votes cast at a meeting. Vacancies on our board of directors, including those due to newly created seats, may be filled only by our board of directors. A director may be removed from our board of directors only for cause and upon a vote of shareholders owning at least 66 2/3 % of all issued and outstanding shares. The Companies Act permits a Bermuda company to divide its board of directors into multiple classes having staggered terms of up to three years each, although our board of directors has not been divided into classes.

Notwithstanding the foregoing, we have adopted, in our Corporate Governance Guidelines, an election process by which directors, other than in a “contested election”, must receive the affirmative vote of a majority of the votes cast in favor of such director’s election at a meeting of shareholders as a condition precedent to election. In connection with the foregoing, a “majority of the votes cast” shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, with “abstentions” not counted as votes cast either “for” or “against” that director’s election. In a contested election, the persons receiving the most votes cast (i.e. a plurality of the votes cast) in the election (up to the number of directors to be elected) shall be elected as directors. An election shall be considered contested if there are more nominees for election than positions on our board of directors to be filled by election at the meeting. In any non-contested election of directors, in the event that any incumbent director nominee does not receive a majority of the votes cast, our board of directors shall use its authority granted under our by-laws, through a process managed by our board’s Nominating and Corporate Governance Committee, to fill the resulting vacancy.

Our directors are not required to own any of our common shares in order to qualify for a position on our board of directors. Our board of directors at all times has the power to determine the compensation of its directors.

Man Group’s Contingent Right to Appoint a Director

In connection with our reorganization, separation and recapitalization, we entered into a master separation agreement with Man Group that governs the principal terms of the separation of our business from Man Group. Under the master separation agreement, for as long as Man Group retains at least 5% of our common shares (but in no event beyond 30 months after our initial public offering or after any change of control of Man Group), we will not be permitted to repurchase any of our outstanding common shares or take any other action that would cause Man Group’s share ownership (direct or indirect) to rise to 20% or more, without its consent. If we breach this limitation, we will amend our by-laws to provide that Man Group shall have the right to appoint one member of our board of directors. The Man Group appointee may not be removed from the board of directors except by Man Group and any vacancy caused by the removal, resignation, retirement or disqualification of the Man Group appointee may be filled only with a director approved by Man Group. These provisions will automatically terminate, and the Man Group appointee will cease to serve as a director (unless the board of directors extends his term to the next annual general meeting), when Man Group ceases to beneficially own at least 20% of our issued and outstanding common shares. In order to facilitate Man Group’s appointment rights, our by-laws will then provide for a special class of common shares that will be issued to and may be owned only by Man Group (or its subsidiaries) and will carry the special appointment rights. When the appointment rights terminate, we will repurchase and cancel this special class in accordance with a repurchase agreement that we will enter into with Man Group.

J.C. Flowers’ Right to Appoint Directors

Pursuant to an investment agreement, J.C. Flowers has the right to nominate up to two individuals to serve as directors on our board in accordance with our memorandum of association and by-laws, subject to certain conditions. J.C. Flowers has already exercised this right with respect to one individual, who was nominated and subsequently appointed to serve on our board on July 29, 2008.

So long as J.C. Flowers is the beneficial owner of Series A Preference Shares, or any common shares issued upon the conversion of the Series A Preference Shares, that in the aggregate represent at least 10% of the common shares then issued and outstanding, J.C. Flowers will be entitled to designate two representatives to be nominated for election to our board of directors and we will be required to use our reasonable best efforts to cause such nominees to be elected to our board, in each case for a term that expires upon the next annual meeting of shareholders or at such earlier time (if any) such nominee may resign, retire, die or be removed as a director. As described above, J.C. Flowers has exercised this right with respect to one representative on our board. Alternatively, so long as J.C. Flowers is the beneficial owner of Series A Preference Shares, or any common shares issued upon the conversion of the Series A Preference Shares, that in the aggregate represent at least 5% but less than 10% of our issued and outstanding common shares, J.C. Flowers will be entitled to designate one representative to be nominated for election to our board and we will be required to use our reasonable best efforts to cause such nominee to be elected at such meeting, for a term that expires upon the next annual meeting of members or at such earlier time (if any) as the nominee may resign, retire, die or be removed as a director. The board of directors may withhold the approval of any such designee in certain circumstances.

The J.C. Flowers representative(s) on the board of directors shall be entitled to serve on committees of the board of directors in accordance with the governance practices and procedures of the board of directors (including the discretionary nomination and selection process) on a basis comparable to that on which other directors serve as committee members.

Contingent Right of the Holders of the Series A Preference Shares and the Series B Preference Shares to Appoint Directors upon a Failure to Pay Dividends

If we have not paid the dividends required by the Series A Preference Shares or the Series B Preference Shares for six quarterly periods (whether or not consecutive), the holders of the Series A Preference Shares and the Series B Preference Shares have the right, together with holders of other parity securities having similar voting rights and to the exclusion of the common shareholders, to elect two directors to our board of directors. These directors are in addition to the directors described above in “—J.C. Flower’s Right to Appoint Directors”.

Special Veto Rights of Series B Preference Shares

Without the prior written consent of the holders of two-thirds of the outstanding Series B Preference Shares, we will be prohibited from (i) issuing new common shares to any “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that has become, or as a result of such issuance would become, the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 of the Exchange Act, of MF Global common shares representing more than 50% of the voting power of MF Global common shares or (ii) repurchasing any of our outstanding common shares at a time when a “person” or “group” (as defined above) has become the direct or indirect ultimate “beneficial owner” (as defined above) of more than 50% of the voting power of MF Global common shares, in each case (i) and (ii) until the earlier of such time when (x) such person or group ceases to beneficially own 50% of the voting power of MF Global common shares or (y) a make-whole acquisition has occurred. Notwithstanding the foregoing, the prior written consent of two-thirds of the holders of the outstanding Series B Preference Shares will be required only to the extent the current market price of MF Global common shares over the 10 consecutive trading days preceding such acquisition does not exceed $150 (subject to adjustment).

Interested Directors

Under Bermuda law and our by-laws, a transaction we enter into in which a director has an interest will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our by-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest pursuant to the Companies Act. Under Delaware law, such transaction would not be voidable if (i) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Duties of Directors

Under Bermuda law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended. The Companies Act also imposes a duty on directors and officers of a Bermuda company to (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the

Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Our by-laws provide that our business is to be managed and conducted by our board of directors.

In addition, the Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

Under Delaware law, a company’s directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule”. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Dividends

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts. Issued share capital is the aggregate par value of the company’s issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. Under our by-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of the holders of any preference shares. Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Voting Rights

Under Bermuda law, the voting rights of shareholders are regulated by the company’s by-laws and, in certain circumstances, the Companies Act. Our by-laws generally provide that all matters to be voted on by shareholders, including mergers and the sale of all or substantially all of the company’s assets, must be approved by a majority of shareholder votes cast at a meeting, provided that directors may be elected by only a plurality of shareholder votes cast at a meeting. Also, our by-laws contain heightened shareholder voting requirements to remove directors, as described above in “—Bermuda Law and our By-Laws—Board of Directors”. Under Delaware law, unless a company’s certificate of incorporation or by-laws provide otherwise, the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors, the affirmative vote of holders of a majority of shares then issued and outstanding is required for specified extraordinary transactions and to amend the certificate of incorporation and the affirmative vote of holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for all other stockholder action.

Advance Notice of Shareholder Proposals

The Companies Act provides that shareholders who wish to propose resolutions for consideration at a meeting of shareholders must give at least six weeks of advance notice of their proposals. Our by-laws provide that notice of shareholder proposals must be given in writing to our secretary during a specific period prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices (i) in the case of an annual general meeting, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual general meeting for the preceding year and (ii) in the case of a special meeting, not more than five days following the day on which notice of the special meeting was mailed or the date that the special meeting is publicly announced (but in no event later than the day before the meeting), whichever occurs first.

Special Meetings of Shareholders

The Companies Act requires companies to permit shareholders who hold 10% or more of the aggregate voting power of the company as of the date they deliver notice to the company calling for a special meeting to cause the board of directors to convene a special meeting. Our by-laws provide that our shareholders whose holdings meet this 10% threshold may call a special meeting of shareholders. Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or by-laws to call a special meeting of shareholders.

Notice of Shareholder Meetings

Bermuda law requires that shareholders be given at least five days’ advance notice of any general meeting. Our by-laws provide that we must give our shareholders written notice of any annual meeting of shareholders at least 10 days, and of any special meeting of shareholders at least five days, prior to the meeting. Notices may be given by mail, by personal delivery, by telecopier or electronically and will be deemed given at the time when such notice would be delivered in the ordinary course of transmission. Our failure to give notice to any particular shareholder will not invalidate notice given to any other shareholder. Under Delaware law, a company is generally required to give written notice of any meeting not less than 10 days nor more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting.

Conduct of Meetings

Bermuda law provides that a company’s by-laws may contain provisions relating to the conduct of annual and special meetings and our by-laws provide that the chairman of our board of directors (or another director) is authorized to serve as chairman of shareholder meetings.

Action by Written Consent of Shareholders

The Companies Act provides that, unless otherwise provided in a company’s by-laws, shareholders may take any action by resolution in writing provided that notice of such resolution is circulated, along with a copy of the resolution, to all shareholders who would be entitled to attend a meeting and vote on the resolution. Such resolution in writing must be signed by the shareholders of the company who, at the date of the notice, represent such majority of votes as would be required if the resolution had been voted on at a meeting of the shareholders. The Companies Act provides that the following actions may not be taken by resolution in writing: (i) the removal of the company’s auditors and (ii) the removal of a director before the expiration of his or her term of office. Our by-laws provide that any action that may have been taken by common shareholders at a meeting (other than the actions referred to in the preceding sentence) may instead be taken by the unanimous written consent of all common shareholders who would have been entitled to attend such meeting and vote on the relevant matter. Except as otherwise provided in the certificate of incorporation, Delaware law permits shareholders to take action by consent in writing of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted.

Amendment of By-laws

The Companies Act provides that the directors may amend our by-laws provided that any amendments are also submitted to a general meeting of the company and approved at such meeting. Our by-laws provide that no by-law shall be rescinded, altered or amended, and no new by-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of our shareholders. Unlike many U.S. jurisdictions, the by-laws cannot be amended without both board and shareholder approval. In addition, under Bermuda law, holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power to adopt, amend and repeal the by-laws of a corporation. Because shareholders of a Bermuda company cannot amend the by-laws without board approval, the by-laws of a Bermuda company are akin to a certificate of incorporation of a Delaware corporation.

Mergers and Similar Arrangements

The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s by-laws provide otherwise, the Companies Act requires the approval of 75% of the shareholders voting at such meeting to approve the amalgamation agreement, and the quorum for such meeting must be at least two persons holding or representing more than one-third of the issued shares of the company. Our by-laws require that any amalgamation, as well as any other transaction having a similar effect, such as a merger or consolidation with a non-Bermuda company or a scheme of arrangement, or any sale of all or substantially all of our assets in one or a series of transactions, must be approved by our board of directors and by our shareholders, but only, in the latter case, by a majority of shareholder votes cast at the meeting at which the transaction is considered. Under our by-laws, no shareholder approval would be required, however, for any transaction in which the holders of our issued and outstanding voting shares immediately prior to the transaction continue to hold a majority of the issued and outstanding voting shares of the surviving entity immediately after the transaction. These provisions may have the effect of delaying, deferring or preventing a change of control through an amalgamation or a transaction having a similar effect. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon unless the certificate of incorporation provides a higher voting requirement.

Appraisal Rights and Shareholder Suits

Under Bermuda law, in the event of an amalgamation (or merger) of a Bermuda company with another company, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and who is not satisfied that fair value has been offered for his or her shares in the Bermuda company may apply to the Bermuda Supreme Court within one month of notice of the shareholders’ meeting, for appraisal of the fair value of his or her shares. Under Bermuda law and our by-laws, our amalgamation with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to first be approved and recommended by our board of directors and then approved by a majority of shareholder votes cast at a meeting at which the transaction is considered. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions will, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in violation of the company’s memorandum of association or by-laws. Furthermore, consideration would be given by the Bermuda Court to allegations of acts constituting fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company shareholders than the percentage of shareholders who actually approved it. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorney’s fees incurred in connection with such actions.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or ordering the purchase of the shares of any shareholder, by other shareholders or by the company.

Our by-laws also limit the ability of our shareholders to make claims or bring lawsuits against our directors and officers. See “—Limitation of Liability and Indemnification Matters” below.

Takeovers

Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares that are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital shares. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Discontinuance

Under Bermuda law, an exempted company may be discontinued and be continued in a jurisdiction outside Bermuda as if it had been incorporated under the laws of that other jurisdiction. Our by-laws provide that our board of directors may exercise all our power to discontinue to another jurisdiction without the need of any shareholder approval.

Share Repurchases

The Companies Act permits a company to purchase its own shares if authorized to do so by its memorandum of association or by-laws. Our by-laws allow us to purchase our own shares for cancellation or to acquire them as treasury shares on such terms as our board of directors may authorize, without obtaining prior shareholder approval. Our ability to repurchase our common shares may be limited by the special veto rights of the holders of the notes, as discussed above under “Description of Notes—Special Veto Rights”, and of the holders of the Series B Preference Shares.

Blank Check Preference Shares

Our authorized share capital includes 200,000,000 authorized preference shares of which 1,500,000 shares have been issued as Series A Preference Shares and 1,500,000 have been issued as Series B Preference Shares. The existence of authorized but unissued preference shares may enable our board of directors to delay, defer or prevent a change in control of us by means of an amalgamation, merger, tender offer, proxy contest or otherwise. In this regard, our by-laws grant our board of directors broad power to establish the rights and preferences of authorized and unissued preference shares. The issuance of preference shares with a liquidation preference could decrease the amount of earnings and assets available for distribution to holders of common shares. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control. The board of directors currently does not intend to seek shareholder approval prior to any issuance of preference shares, unless otherwise required by law.

Variation of Shareholder Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided by the terms of issue of the relevant class, may be varied either (i) with the consent in writing of the holders of 75% in nominal value of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our by-laws specify that the creation or issuance of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares. In addition, the creation or issuance of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares.

Access to Books and Records and Dissemination of Information

Under Bermuda law, members of the general public have a right to inspect the public documents of a company, such as its memorandum of association. The shareholders have the additional right to inspect the by-laws of the company, minutes of general meetings of shareholders and the company’s audited financial statements. The register of members of a company is also open to inspection by shareholders and the general public. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). We are required to maintain our share register in Bermuda but may keep a branch register outside of Bermuda. We are required to keep at our registered office a register of directors and officers that is open for inspection for not less than two hours in any business day. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as shareholder.

Limitation of Liability and Indemnification Matters

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, unless their liability resulted from fraud or dishonesty.

We have adopted provisions in our by-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnity extends to all actions, costs, charges, losses, damages and other expenses incurred in defending against or investigating any lawsuit, proceeding or claim. This indemnity is broader than that which is permitted under Delaware law, for failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. In the view of the SEC and some prior case law, the operation of this provision as a waiver of the right to sue for violations of federal securities laws should not be enforceable in U.S. courts. However, our shareholders should not assume that they will be able to bring lawsuits against our directors and officers. In addition, this waiver provision is broader than that which is permitted under Delaware law, for example, which allows for waivers of claims only against directors, and not in respect of any breach of their duty of loyalty, bad faith, willful misconduct or improper self-dealing, among other things.

Section 98A of the Companies Act and our by-laws permit us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to non-Bermuda residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issuance and free transferability of all of the common shares that are the subject of this offering to and between residents and non-residents of Bermuda for exchange control purposes, provided that our shares remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permission, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are issued only in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), our share certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Shareholder Rights Plan

Our board of directors adopted a shareholder rights plan prior to our initial public offering. Pursuant to our shareholder rights plan, one common share purchase right was issued for each of our issued and outstanding common shares. The issued rights are subject to the terms of our shareholder rights plan. Our rights plan will expire on the third anniversary of the completion of our initial public offering unless renewed by our board of directors.

The shareholder rights plan is intended to give our board of directors increased power to negotiate in our best interests and to discourage appropriation of control of us at a price that is unfair to our shareholders. It is not intended to prevent fair offers for acquisition of control determined by our board of directors to be in our best interests, nor is it intended to prevent a person or group from obtaining representation on or control of our board of directors through a proxy contest, or to relieve our board of directors of its fiduciary duty to consider any proposal for our acquisition made in good faith.

In general terms, our shareholder rights plan works by imposing a significant penalty upon any person or group that acquires 15% or more of our issued and outstanding common shares without the approval of our board of directors. For this purpose, Man Group is excluded from this provision until such time as the number of common shares it owns falls below this 15% threshold, subject to certain exceptions. In addition, we amended the shareholder rights plan to provide that J.C. Flowers (including any affiliate of J.C. Flowers) will also be excluded from this provision after the first time it becomes the beneficial owner of 15% or more of our common shares, and until such time as either it falls below the threshold or becomes the owner of 20% or more of our common shares.

We provide below a description of the material provisions of our shareholder rights plan. However, this description is only a summary of the material provisions and should be read together with our entire shareholder rights plan, as amended, which is filed as an exhibit to our Registration Statement on Form F-1 filed with the SEC on July 6, 2007, and as amended by an exhibit filed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

Our rights trade with, and are inseparable from, our common shares and are evidenced only by certificates that represent our common shares. Until the date on which the rights are distributed or our rights plan expires as described below, any common shares we issue in the future will also be accompanied by rights.

Each of our rights will allow its holder to purchase from us one common share for $150, which we refer to as the exercise price, once the rights become exercisable. Prior to exercise, a right does not give its holder any dividend, voting or liquidation rights.

Our rights will not be exercisable until the earlier of:

•

ten business days (or an earlier or later date determined by our board of directors before our rights become exercisable) after we publicly announce that a person or group has become an “acquiring person” by obtaining beneficial ownership of 15% or more of our issued and outstanding common shares; or

•

ten business days (or an earlier or later date determined by our board of directors before our rights become exercisable) after an acquiring person obtains beneficial ownership of more than 25% of our issued and outstanding common shares; or

•

ten business days (or a later date determined by our board of directors before our rights become exercisable) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

In light of the substantial ownership positions of Man Group and J.C. Flowers, our shareholder rights plan, as amended, contains provisions excluding each of them individually, together with their existing and future affiliates, from the operation of the adverse terms of our shareholder rights plan until such time as they respectively beneficially own less than 15% of our issued and outstanding shares.

Until the date our rights become exercisable, our common share certificates also evidence our rights, and any transfer of our common shares constitutes a transfer of our rights. After that date, our rights will separate from our common shares and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of our common shares. Any of our rights held by an acquiring person are void and may not be exercised.

On the earlier to occur of (i) ten business days after the first date on which we make a public announcement that a person has become an acquiring person (or such earlier or later date as our board of directors may determine prior to such occurrences), or (ii) ten business days after the date and time on which any acquiring person becomes the beneficial owner of more than 25% of our issued and outstanding common shares (or such earlier or later date as our board of directors may determine prior to such occurrences), then each right, excluding rights held by the acquiring person, will entitle the holder to purchase that number of common shares having a market value at that time equal to two times the exercise price. This provision, which we refer to as a “flip-in”, would not apply if, among other things:

•

a person acquires 15% or more of the common shares without any plan or intention to seek or affect control of us and if such person promptly thereafter disposes of enough common shares to bring his beneficial ownership to below 15%, or

•

we acquire our common shares and, as a result, a shareholder’s holding reaches the 15% threshold. In this case, the flip-in provision would not apply unless the shareholder subsequently becomes the owner of more of the common shares then issued and outstanding.

In addition, if any person becomes an acquiring person and controls our board of directors and either:

•

we are involved in an amalgamation, merger or similar transaction in which the acquiring person is a party, or shares held by the acquiring person are treated differently from shares held by others, or

•	we sell or otherwise transfer 50% or more of the assets or earning power.

then each right will entitle the holder to purchase, for the exercise price, a number of shares of the other party to the transactions described above, which we refer to as the “flip-over entity”, having a market value equal to two times the exercise price. Thereafter, the flip-over entity will be liable for, and will be obligated to assume, all of our obligations and duties with respect to the shareholder rights plan.

Our board of directors may redeem our rights for $0.01 per right at any time before a flip-in occurs. If our board of directors redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.01 per right. The redemption price will be adjusted if we have a share split or share dividends of our common shares.

After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our issued and outstanding common shares, our board of directors may extinguish our rights by exchanging one of our common shares for each right, other than rights held by the acquiring person.

Our board of directors may adjust the exercise price, the number and type of securities or other property issuable on exercise and the number of our outstanding rights to prevent dilution that may occur from a share dividend, a share split, a reclassification of our common shares or a similar transaction. No adjustments to the purchase price of our common shares of less than 1% will be made.

The terms of our shareholder rights plan may be amended by our board of directors without the consent of the holders of our rights. After a flip-in occurs, our board of directors may not amend the agreement in a way that adversely affects holders of our rights.

Listing

Our common shares are listed on the New York Stock Exchange and trade under the symbol “MF”.

Transfer Agent

The transfer agent for our Series A Preference Shares, Series B Preference Shares and our common shares is Computershare Trust Company, N.A.

USE OF PROCEEDS

All common shares being offered by this prospectus will be sold by the selling shareholder, Man Group UK Limited. See “Principal and Selling Shareholder” and “Plan of Distribution”. We will not receive any proceeds from the sale of common shares by the selling shareholder.

PRINCIPAL AND SELLING SHAREHOLDER

The following table sets forth, as of the date of this prospectus, the number of common shares beneficially owned by Man Group plc and the maximum number of common shares that the selling shareholder may offer for sale by this prospectus. We do not know when or in what amounts the selling shareholder may offer common shares for sale. The selling shareholder may or may not sell all or any of the shares offered by this prospectus. In preparing the table below we have assumed that the selling shareholder will sell all of the common shares covered by this prospectus. Each sale of common shares by the selling shareholder may, if required, be accompanied by a supplement to this prospectus, which will update the disclosure regarding the selling shareholder or the supplemental plan of distribution in order to describe the specific manner and amount of sales of those shares.

The selling shareholder had contractual rights to require us to file the registration statement of which this prospectus is a part. All other material relationships between us and the selling shareholder are described under the section “Certain Relationships and Related Transactions” in our Definitive Proxy Statement on Schedule 14A for the Annual General Meeting of Shareholders on July 28, 2008, which is incorporated herein by reference.

	Shares Beneficially Owned Prior to Offering		Shares Covered by this Prospectus	Shares Beneficially Owned After Offering
Name and Address of Beneficial Owner	Shares	%		Shares	%
Man Group plc*	22,252,667	18.5%	22,252,667	0	0%

*	Man Group plc’s address is Sugar Quay, Lower Thames Street, London EC3R 6DU, United Kingdom. Man Group plc is the beneficial owner of all of the common shares being offered for sale pursuant to this prospectus, all of which are owned of record by Man Group UK Limited, a subsidiary of Man Group plc. Beneficial ownership is determined in accordance with the rules of the SEC and the table above reflects publicly available information filed with the SEC by Man Group plc.

PLAN OF DISTRIBUTION

This prospectus relates to common shares that may be offered and sold from time to time by the selling shareholder (or by such selling shareholder’s pledgees, donees, transferees or other successors-in-interest) directly or, alternatively, through broker-dealers acting as underwriters, dealers or agents. We have registered the shares for resale to provide the selling shareholder with freely tradable securities. However, the registration of common shares does not necessarily mean that the selling shareholder will offer or sell any of the common shares.

To the extent required, the type and amount of common shares the selling shareholder proposes to sell, the purchase price and the names of any underwriter relating to a particular offering will be set forth in the applicable prospectus supplement.

The common shares may be sold on the New York Stock Exchange, in the over-the-counter market or otherwise, in one or more transactions at fixed prices (which may be changed), at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales may be made by one or more, or a combination, of the following methods:

•	a block trade in which a broker-dealer will attempt to sell the shares as agent, but may resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker-dealer may purchase the common shares as a principal and then resell the common stock for its own account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	privately negotiated transactions;

•	by pledge to secure debts or other obligations;

•	through the issuance of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options;

•	to cover hedging transactions;

•	underwritten offerings; or

•	any other legally available means.

In addition, the selling shareholder may enter into derivative transactions or forward sale agreements on common shares with third parties. In such event, the selling shareholder may pledge or otherwise transfer the common shares underlying such transactions to the counterparties under such agreements to secure the selling shareholder’s delivery obligations. The counterparties may borrow or otherwise obtain common shares from the selling shareholder or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, the selling shareholder may deliver common shares to the counterparties that, in turn, the counterparties may deliver to the selling shareholder or third parties, as the case may be, to close out any open borrowings of common shares. The counterparties in such transactions may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 (the “Securities Act”) and, to the extent required, will be identified in the applicable prospectus supplement.

Subject to the restrictions contained in any escrow or security arrangements for common shares underlying those arrangements, the selling shareholder and the counterparties may engage in derivative or hedging transactions involving the common shares in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivative or hedging transactions, the counterparties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. In order to facilitate these transactions, the selling shareholder may enter into derivative transactions or security lending or repurchase agreements with the counterparties. If the applicable prospectus supplement indicates, the counterparties may use securities pledged by the selling shareholder, borrowed from the selling shareholder or others or otherwise transferred to any third party as collateral in short sale transactions or to close out any related open borrowings of common shares, and may use common shares received from the selling shareholder in settlement to close out any related open borrowings of common shares. A counterparty in such sale transactions may be deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act in connection with the sales of the common shares and, to the extent required, will be identified in the applicable prospectus supplement.

In connection with sales of the common shares or otherwise, the selling shareholder may also enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. In this connection, the selling shareholder may also sell common shares short and deliver common shares to close out short positions, or loan or pledge common shares to broker-dealers that in turn may sell these securities.

The selling shareholder may select broker-dealers to sell common shares. Broker-dealers that the selling shareholder engage may arrange for other broker-dealers to participate in selling the common shares. The selling shareholder may give these broker-dealers commissions, discounts or other concessions in amounts to be negotiated at the time of sale. In connection with these sales and except as disclosed in the next paragraph, the participating broker-dealers, as well as the selling shareholder (and any such of the selling shareholder’s pledgees, donees, transferees and other successors in interest), may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with the sales of the common shares.

Any commission, discount or other concession received by any “underwriter” and any profit on the resale of the shares received by them may be deemed to be “underwriting discounts or commissions” under the Securities Act. The applicable prospectus supplement will include any required information about underwriting compensation we or the selling shareholder pay to underwriters and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of our common shares.

Any of the common shares held by the selling shareholder that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, this prospectus may be used by broker-dealers to resell any such common shares that are being sold by the selling shareholder (or any such shareholder’s successors in interest described above) pursuant to Rule 144. If the selling shareholder sells pursuant to Rule 144, the selling shareholder will not be deemed to be an “underwriter” under the Securities Act with respect to those sales.

We and the selling shareholder may enter into agreements with the participating broker-dealers in any underwritten public offering and, any counterparty under any derivative or forward sale transactions to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which such participating broker-dealers and counterparties may be required to make.

In connection with an offering, any participating broker-dealers may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the participating broker-dealers of a greater number of shares than they own or are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while an offering is in progress.

The participating broker-dealers also may impose a penalty bid. This occurs when a particular broker-dealer repays to the others a portion of the underwriting discount or other concession received by it because the broker-dealers have repurchased shares sold by or for the account of that broker-dealer in stabilizing or short-covering transactions.

The activities by any participating broker-dealers or by the counterparties under any derivative or forward sale transactions may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the participating broker-dealers or counterparties at any time. These transactions may be effected on the NYSE or any other exchange or automated quotation system, if the common shares are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

We have agreed to indemnify the selling shareholder against certain losses, claims, damages, liabilities, judgments, costs and expenses, including certain liabilities under the Securities Act.

MATERIAL BERMUDA AND U.S. FEDERAL INCOME TAX CONSIDERATIONS

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our common shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax consequences of owning our common shares. It applies to you only if you acquire our common shares in this offering and you hold our common shares as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a U.S. expatriate,

•	a person that actually or constructively owns 10% or more of our voting shares,

•	a partnership or other pass-through entity, or a beneficial owner of a partnership or other pass-through entity,

•	a person that holds our common shares as part of a straddle or a hedging or conversion transaction, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, published rulings by the U.S. Internal Revenue Service (the “IRS”) and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. There is currently no comprehensive income tax treaty between the United States and Bermuda.

You are a U.S. holder if you are a beneficial owner of our common shares and you are:

•	a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia),

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of our common shares that is not a U.S. holder or a partnership for U.S. federal income tax purposes.

You should consult your own tax advisor regarding the U.S. federal, state and local and other tax consequences of owning and disposing of common shares in your particular circumstances.

Taxation of Dividends

U.S. Holders. Under the U.S. federal income tax laws, and subject to the passive foreign investment company rules discussed below, if you are a U.S. holder, the gross amount of any distribution on our common shares that we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 will constitute qualified dividend income taxable to you at a maximum tax rate of 15% provided that (i) you hold the common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other eligibility requirements and (ii) our common shares are readily tradable on an established securities market in the United States (such as the New York Stock Exchange) in the year that you receive the dividend.

The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the common shares on a dollar for dollar basis and thereafter as capital gain. Notwithstanding the foregoing, we do not intend to maintain calculations of earnings and profits, as determined for U.S. federal income tax purposes, and consequently, any distributions generally must be reported as dividend income for U.S. federal income tax purposes.

Dividends paid with respect to our common shares will be income from sources outside the United States, but dividends paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit generally allowable to you.

Non-U.S. Holders. If you are a non-U.S. holder, dividends paid to you in respect of our common shares will not be subject to U.S. federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, unless reduced by an applicable income tax treaty with the United States.

Taxation of Capital Gains

U.S. Holders. Subject to the passive foreign investment company (“PFIC”) rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of our common shares, you generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that you realize and your tax basis in the common shares. Capital gain of a noncorporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit purposes.

Non-U.S. Holders. If you are a non-U.S. holder, you will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of our common shares unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, unless reduced by an applicable income tax treaty with the United States.

PFIC Rules. We believe that our common shares should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change.

In general, if you are a U.S. holder, we will be a PFIC with respect to you if for any taxable year in which you held our common shares:

•	at least 75% of our gross income for the taxable year is passive income or

•	at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

Passive income, subject to certain exceptions, generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

In general, if we are treated as a PFIC, and you are a U.S. holder that did not make a mark-to-market election, as described below, you will be subject to special rules with respect to:

•	any gain you realize on the sale or other disposition of our common shares and

•

any excess distribution that we make to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of the common shares during the three preceding taxable years or, if shorter, your holding period for the common shares).

Under these rules:

•	the gain or excess distribution will be allocated ratably over your holding period for the common shares,

•	the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income,

•	the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year, and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

We do not intend to provide U.S. holders with such information as may be required to make a qualified electing fund election effective.

Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

If you own shares in a PFIC that are treated as marketable stock, you may make a mark-to-market election. Our common shares will be treated as marketable stock for a calendar year if they are regularly traded (within the meaning of applicable Treasury regulations) on a qualified exchange (which includes the New York Stock

Exchange) during such calendar year. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will be required to include as ordinary income each year the excess, if any, of the fair market value of the common shares at the end of the taxable year over your adjusted basis in the common shares. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in the common shares will be adjusted to reflect any such income or loss amounts. In addition, any gain or loss you recognize on the sale or other disposition of our common shares will be ordinary income or loss. A mark-to-market election cannot be revoked without the consent of the IRS unless our common shares cease to be marketable stock.

In addition, notwithstanding any election you make with regard to the common shares, dividends (if any) that you receive from us will not constitute qualified dividend income to you if we are a PFIC either in the taxable year of the distribution or the preceding taxable year. Moreover, our common shares will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in the common shares, even if we are not currently a PFIC. For purposes of this rule, if you make a mark-to-market election with respect to the common shares, you will be treated as having a new holding period in the common shares beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies. Any dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

If you own our common shares during any year that we are a PFIC with respect to you, you must file Internal Revenue Service Form 8621.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of our common shares effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you are a non-corporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by us or another non-U.S. payor and

•

other dividend payments and the payment of the proceeds from the sale of our common shares effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of our common shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common shares that is effected at a foreign office of certain brokers will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of our common shares effected at a foreign office of a broker will be subject to information reporting, but not backup withholding, if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the U.S. Internal Revenue Service.

VALIDITY OF THE COMMON SHARES

The validity of the common shares offered hereby will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. We are also being advised as to certain legal matters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The financial statements as of March 31, 2008 and 2007 and for each of the three years in the period ended March 31, 2008 incorporated into this prospectus have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

22,252,667 Common Shares

PROSPECTUS SUPPLEMENT

                    , 2009